Exhibit 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES FIRST QUARTER 2018 RESULTS

HOUSTON, May 9, 2018 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three months ended March 31, 2018.

Highlights

•	GAAP earnings (loss) per share (“EPS”) from continuing operations of $0.00 for the first quarter 2018, compared to ($0.14) for the fourth quarter 2017 and ($0.01) for the first quarter 2017.

•	Adjusted EPS from continuing operations of $0.01 for the first quarter 2018, compared to $0.00 for the fourth quarter 2017 and ($0.00) for the first quarter 2017.

•	Revenue of $60.5 million for the first quarter 2018 decreased 16.5% compared to the fourth quarter 2017 and decreased 24.3% compared to the first quarter 2017.

•	Cash SG&A of $13.7 million for the first quarter 2018 (excluding stock compensation expense of $2.0 million) decreased 5.8% compared to fourth quarter 2017 and decreased 30.2% compared to the first quarter 2017.

•	Net income (loss) from continuing operations of $0.1 million for the first quarter 2018, compared to ($7.8) million for the fourth quarter 2017 and ($0.7) million for the first quarter 2017.

•	Adjusted EBITDA, a non-GAAP measure, of ($1.0) million for the first quarter 2018, compared to $7.7 million in the fourth quarter 2017 and $6.5 million in the first quarter 2017.

•	Free cash flow (operating cash flow less capital expenditures) of ($13.5) million for the first quarter 2018, compared to $13.1 million for the fourth quarter 2017 and ($4.4) million for the first quarter 2017.

•	Net debt position of $36.9 million at first quarter end 2018, up from $23.4 million at year end 2017 due to funding of working capital.

(Please refer to GAAP reconciliation tables in this release)

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer commented, “Our first quarter results reflect a difficult start to 2018 in our Energy Chemistry Technologies (ECT) segment, which experienced sequentially improving monthly results on the top line through the quarter. Our organization is aggressively responding to the rapidly changing demands of our industry. We have continued to streamline costs, prioritize new product development and demonstrate the superior performance of our customized chemistry solutions.

“As we had anticipated back in early 2015, our value proposition is aligned with operator needs who are seeking to maximize the value of their assets, and as such we are responding to an evolving channel-to-market shift driven by industry forces. We have seen strong interest in our Prescriptive Chemistry Management® (PCM®) platform, which is providing our clients an onsite chemistry experience with solutions tailored to their reservoir development and cash flow requirements.

“Our Consumer and Industrial Chemistry Technologies (CICT) segment continued to execute at a high level, which has afforded us top line and margin stability during the volatility we have experienced in our ECT segment. CICT is also providing invaluable inventory positioning as citrus terpene prices have doubled over the past two years, which are a key input for our patented Complex nano-Fluids® (CnF®) product line. We expect to continue to expand our market channels in our CICT segment due to industry leading position in our supply chain and manufacturing capabilities.

“Consistent with recent quarters, our only debt consists of our revolver borrowings, which is used to fund working capital. Our debt levels increased during the quarter primarily due to seasonal inventory builds in our CICT segment, which purchases during the summer and fall in South America. Our balance sheet flexibility will allow us to remain financially sound and affords us the ability to pursue growth opportunities that we see in the marketplace today.

“Since the beginning of 2018, we have introduced several new products targeted at addressing the specific needs of operators today and in the future. In late April, we introduced MicroSolv™, a new patented line of microemulsion technologies designed to deliver cost-effective performance, surpassing conventional surfactants by a significant margin, and is positioned to benefit our clients in a cost conscious operating environment. Earlier this year, we introduced StimLube® MAX, a patent pending high-viscosity, friction reducing solution that offers fast polymer hydration and friction reduction coupled with sustaining viscosity over broad brine loadings.

“Finally, RheoFlo® CAT300 is our patented cationic Pressure reducing Fluid® (PrF®) technology customized to perform in both high brine and high iron environments, which enables clients to manage the variable waters used in their frac fluid systems. In the Northeast, for example, we see that brine levels in the water can change significantly from one frac stage to the next; our technology offers an excellent solution to managing this challenge, while simplifying operations.

“The steps we have aggressively undertaken in recent quarters to address our cost structure, our customer alignment and our product development are set to positively impact our Company as we look ahead through 2018 and beyond. Our first quarter cash SG&A was down 30% year-over-year, or down approximately $24 million in annualized cost reductions. Although our evolution has been, and may continue to be, turbulent in the near term, we are making the right changes to our organization such that Flotek is positioned for growth and profitability in the long run.”

First Quarter 2018 Results

For the three months ended March 31, 2018, Flotek reported revenue of $60.5 million, a decrease of $19.4 million, or 24.3%, compared to $80.0 million in the same period of 2017. Revenue decreased $12.0 million, or 16.5%, compared to fourth quarter of 2017.

Flotek reported income (loss) from continuing operations for the three months ended March 31, 2018 of $0.1 million, an increase of $0.8 million compared to ($0.7) million in the same period of 2017. Income (loss) from continuing operations increased $7.8 million compared to fourth quarter 2017. On a GAAP basis, Flotek reported income (loss) per share (fully diluted) from continuing operations for the three months ended March 31, 2018 of $0.00 compared to ($0.01) for the three months ended March 31, 2017.

Excluding select items, comprised primarily of inventory write-down totaling $0.8 million, net of tax, or $0.01 per share, adjusted EPS from continuing operations was $0.01 for the three months ended March 31, 2018, compared to ($0.00) for the three months ended March 31, 2017. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2018, was ($4.1) million, compared to $2.6 million for the three months ended March 31, 2017. Adjusted EBITDA for the three months ended March 31, 2018, which excludes select items comprised primarily of stock compensation expense, loss on sale of assets, executive retirement/severance expense and inventory write-down, was ($1.0) million compared to first quarter 2017 adjusted EBITDA of $6.5 million and fourth quarter 2017 adjusted EBITDA of $7.7 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

A summary income statement reflecting first quarter results can be found at the conclusion of this release, as well as GAAP reconciliation tables.

First Quarter 2018 – Segment Highlights

	1Q 2018	4Q 2017	% Change	1Q 2017	% Change

	Energy Chemistry Technologies (“ECT”)
Revenue	$41.1 million	$55.3 million	(25.7%)	$60.8 million	(32.4%)
Income From Operations	($0.2) million	$8.9 million	(101.9%)	$8.5 million	(101.9%)
Adj. EBITDA	$5.6 million	$14.6 million	(61.4%)	$14.1 million	(60.3%)
Adj. EBITDA Margin	13.7%	26.4%	(1267) bps	23.3%	(958) bps

	Consumer and Industrial Chemistry Technologies (“CICT”)
Revenue	$19.4 million	$17.2 million	13.0%	$19.2 million	1.3%
Income From Operations	$2.4 million	$1.6 million	56.4%	$3.7 million	(34.2%)
Adj. EBITDA	$3.3 million	$2.4 million	37.2%	$4.5 million	(25.6%)
Adj. EBITDA Margin	17.2%	14.1%	303 bps	23.4%	(622) bps

*	Percentages may be different when calculated due to rounding.
**	Segment adj. EBITDA excludes stock based compensation, loss on sale of assets, R&I allocations and select items.

Energy Chemistry Technologies Highlights (ECT):

•	First quarter revenue decreased 25.7% sequentially to $41.1 million, and decreased 32.4% year-over-year.

•	First quarter adjusted EBITDA margins decreased 12.7 percentage points sequentially to 13.7% and decreased 9.6 percentage points year-over-year. The declines in both comparable periods were driven primarily by lower revenues and a higher proportion of PCM® work which encompass an overall lower margin product mix.

•	Five new patents granted during the first quarter 2018, further bolstering the Company’s intellectual property portfolio.

•	Three new product introductions in 2018: MicroSolv™, our line of microemulsion technologies designed to deliver cost-effective performance; StimLube® MAX, our high-viscosity, friction reducing technologies; and RheoFlo® CAT300, our cationic PrF® technology customized to perform in high brine and high iron environments.

Consumer and Industrial Chemistry Technologies Highlights (CICT):

•	First quarter revenue increased 13.0% sequentially to $19.4 million, and increased 1.3% year-over-year.

•	First quarter adjusted EBITDA margins increased by 303 basis points sequentially to 17.2% due to higher margin product mix in Flavor and Fragrance compounds. First quarter adjusted EBITDA margins decreased 622 basis points year-over-year.

•	Completed the first distillation campaign on the newly installed distillation column.

Balance Sheet and Liquidity

Net Debt increased $13.5 million from $23.4 million at year end to $36.9 million at quarter end, but decreased $11.0 million year-over-year from $47.9 million at the end of the first quarter 2017. Working capital requirements were $10.5 million for the first quarter 2018, primarily driven by seasonal inventory builds in the CICT segment. Total liquidity at quarter end was $38.1 million. The balance on our credit facility as of March 31, 2018 was $39.7 million, compared to $28.0 million at year end 2017. We expect to continue to fund working capital as customary with our inventory purchases during the front half of 2018 and continue to work closely with our lender to assure financial flexibility and stability.

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “While we saw improvement as we progressed through the quarter, our current cadence remains below our internal expectations. Our efforts are focused on our sales and marketing strategy, and expanding our product portfolio and client base. We continue to see an increase in inbound requests directly from operators for our PCM® platform, which provides unparalleled control and reliability of our clients’ fluids systems and positively impacts their cash returns. Within our business, visibility remains challenged in the ECT top line as we adapt to changes in industry dynamics. Thus, given what we see in the market today, we continue to respond to new market channels but we do not expect an immediate snap back. In our CICT segment, we expect second quarter revenues to increase in the low single digit range on both a sequential and year-over-year basis. We do not foresee any material increases to our cash SG&A moving forward.”

Conference Call Details

Flotek will host a conference call on Thursday, May 10, at 9:30 AM CT (10:30 AM ET) to discuss its operating results for the three months ended March 31, 2018. To participate in the call, participants should dial 800-931-3971 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,865	$4,584
Accounts receivable, net of allowance for doubtful accounts of $694 and $733 at March 31, 2018 and December 31, 2017, respectively	45,331	46,018
Inventories	82,085	75,759
Income taxes receivable	2,809	2,826
Other current assets	7,972	9,264

Total current assets	141,062	138,451
Property and equipment, net	73,108	73,833
Goodwill	56,660	56,660
Deferred tax assets, net	20,373	12,713
Other intangible assets, net	47,619	48,231

TOTAL ASSETS	$338,822	$329,888

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,233	$22,048
Accrued liabilities	8,629	14,589
Interest payable	6	43
Current portion of long-term debt	39,741	27,950

Total current liabilities and total liabilities	71,609	64,630

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 61,161,291 shares issued and 56,784,694 shares outstanding at March 31, 2018; 60,622,986 shares issued and 56,755,293 shares outstanding at December 31, 2017	6	6
Additional paid-in capital	338,137	336,067
Accumulated other comprehensive income (loss)	(1,063)	(884)
Retained earnings (accumulated deficit)	(37,158)	(37,225)
Treasury stock, at cost; 3,599,267 and 3,621,435 shares at March 31, 2018 and December 31, 2017, respectively	(33,067)	(33,064)

Flotek Industries, Inc. stockholders’ equity	266,855	264,900
Noncontrolling interests	358	358

Total equity	267,213	265,258

TOTAL LIABILITIES AND EQUITY	$338,822	$329,888

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	3/31/2018	3/31/2017
	(in thousands, except per share data)
Revenue	$60,516	$79,954
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	45,701	51,625
Corporate general and administrative	8,493	12,272
Segment selling and administrative	7,124	10,309
Depreciation and amortization	3,002	3,032
Research and development	2,924	3,141
Loss on disposal of long-lived assets	57	198

Total costs and expenses	67,301	80,577

Loss from operations	(6,785)	(623)

Other (expense) income:
Interest expense	(516)	(594)
Other (expense) income, net	(285)	154

Total other expense	(801)	(440)

Loss before income taxes	(7,586)	(1,063)
Income tax benefit	7,653	320

Income (loss) from continuing operations	67	(743)
Loss from discontinued operations, net of tax	—	(11,235)

Net income (loss)	$67	$(11,978)

Basic earnings (loss) per common share:
Continuing operations	$—	$(0.01)
Discontinued operations, net of tax	—	(0.19)

Basic earnings (loss) per common share	$—	$(0.20)

Diluted earnings (loss) per common share:
Continuing operations	$—	$(0.01)
Discontinued operations, net of tax	—	(0.19)

Diluted earnings (loss) per common share	$—	$(0.20)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	57,259	57,673
Weighted average common shares used in computing diluted earnings (loss) per common share	57,259	57,673

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	3/31/2018	3/31/2017
Cash flows from operating activities:
Net income (loss)	$67	$(11,978)
Loss from discontinued operations, net of tax	—	(11,235)

Income (loss) from continuing operations	67	(743)
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities:
Depreciation and amortization	3,002	3,032
Amortization of deferred financing costs	96	130
Provision for excess and obsolete inventory	1,175	89
Loss on sale of assets	57	198
Stock compensation expense	1,963	3,011
Deferred income tax benefit	(7,662)	(7,403)
Reduction in tax benefit related to share-based awards	3	66
Changes in current assets and liabilities:
Accounts receivable, net	668	(15,788)
Inventories	(7,548)	(6,462)
Income taxes receivable	(1)	332
Other current assets	350	13,923
Accounts payable	1,132	5,671
Accrued liabilities	(5,018)	1,265
Income taxes payable	—	97
Interest payable	(37)	25

Net cash used in operating activities	(11,753)	(2,557)

Cash flows from investing activities:
Capital expenditures	(1,787)	(1,877)
Proceeds from sale of assets	80	158
Purchase of patents and other intangible assets	(137)	(84)

Net cash used in investing activities	(1,844)	(1,803)

Cash flows from financing activities:
Repayments of indebtedness	—	(750)
Borrowings on revolving credit facility	76,266	98,863
Repayments on revolving credit facility	(64,475)	(96,826)
Debt issuance costs	(8)	(106)
Purchase of treasury stock related to share-based awards	(3)	(102)
Proceeds from sale of common stock	146	251
Proceeds from exercise of stock options	—	7

Net cash provided by financing activities	11,926	1,337

Discontinued operations:
Net cash used in operating activities	—	(353)
Net cash provided by investing activities	—	353

Net cash flows provided by discontinued operations	—	—

Effect of changes in exchange rates on cash and cash equivalents	(48)	26

Net decrease in cash and cash equivalents	(1,719)	(2,997)
Cash and cash equivalents at the beginning of period	4,584	4,823

Cash and cash equivalents at the end of period	$2,865	$1,826

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted Net Income (Loss) (Non-GAAP)

	Three Months Ended
	3/31/2018	3/31/2017
	(in thousands, except per share data)
Income (Loss) from Continuing Operations (GAAP)	$67	$(743)
Select Items Impacting Earnings, net of tax	790	654

Adjusted Net Income (Loss) (Non-GAAP)	$857	$(89)

Weighted Average Shares Outstanding (Fully Diluted)	57,259	57,673

Adjusted Earnings (Loss) Per Share (Fully Diluted)	$0.01	$(0.00)

Select Items Impacting Earnings
Executive Retirement:
Stock Compensation Expense	—	251
Cash Payments	—	756
Inventory Write-down	1,000	—

Total Select Items	$1,000	$1,007

Less income tax effect at 21% for 2018 and 35% for 2017	(210)	(353)

Select Items Impacting Earnings, net of tax	$790	$654

*	Management believes that adjusted Net Income for the three months ended March 31, 2018, and March 31, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted EBITDA (Non-GAAP)

	Three Months Ended
	3/31/2018	3/31/2017
	(in thousands, except per share data)
Income (Loss) from Continuing Operations (GAAP)	$67	$(743)
Interest Expense	516	594
Income Tax Benefit	(7,653)	(320)
Depreciation and Amortization	3,002	3,032

EBITDA (Non-GAAP)	$(4,068)	$2,563

Stock Compensation Expense	1,963	3,011
Loss on Sale of Assets	57	198
Cash Executive Retirement Expense	—	756
Inventory Write-down	1,000	—

Adjusted EBITDA (Non-GAAP)	$(1,048)	$6,528

*	Management believes that adjusted EBITDA for the three months ended March 31, 2018, and March 31, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Segment Net Income and Reconciliation to Segment Adjusted EBITDA (Non-GAAP)

	Energy Chemistry Technologies		Consumer and Industrial Chemistry Technologies
	Three Months Ended		Three Months Ended
	3/31/2018	3/31/2017	3/31/2018	3/31/2017
	(in thousands, except per share data)		(in thousands, except per share data)
Segment Net Income (GAAP)	$(166)	$8,548	$2,438	$3,705
Interest Expense (a)	—	—	—	—
Income Tax Expense (a)	—	—	—	—
Depreciation and Amortization	1,768	1,849	669	579

Segment EBITDA (Non-GAAP)	$1,602	$10,397	$3,107	$4,284

Stock Compensation Expense	205	506	64	101
R&I Allocation	2,755	3,035	169	106
Loss on Sale of Assets	57	198	—	—
Inventory Write-down	1,000	—	—	—

Segment Adjusted EBITDA (Non-GAAP)	$5,619	$14,136	$3,340	$4,491

(a)	Interest Expense and Tax Expense are recorded at the Corporate level and not allocated to segments.

*	Management believes that adjusted EBITDA for the three ended March 31, 2018, and March 31, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Investor Inquiries, contact:

Matthew Marietta

Executive Vice President

Finance & Corporate Development

E: MMarietta@flotekind.com

P: (713) 726-5348

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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